Exhibit 99.1

ENERGY HUNTER RESOURCES, INC.

COMPLETES ALL STOCK TRANSACTION

WITH HOME TREASURE FINDERS, INC.

Denver, CO – (BusinessWire) December 2, 2019 -- Energy Hunter Resources, Inc., a privately-held Dallas, Texas based energy producer, announced today that it has closed on an all-stock transaction with Home Treasure Finders, Inc., (OTCPK: HMTF), a real estate company based in Denver, Colorado that leases warehouse space to hemp seed growers. Under the terms of the transaction, Home Treasure Finders will obtain approximately 91% of the currently outstanding shares of Energy Hunter Resources and Energy Hunter will become a subsidiary of Home Treasure Finders. In exchange, the transferring shareholders of Energy Hunter Resources will receive 6,328,948 shares of fully-voting Series A Convertible Preferred Stock, which equates to 88% of the ownership of Home Treasure Finders on a fully diluted, as-converted basis. Home Treasure Finders has filed an application with FINRA to change its name to Generation Hemp, Inc.  Pending final approval from FINRA, which management anticipates receiving within 10 days of closing, a press release will be issued formally announcing the new name and ticker symbol.

As part of the transaction, Corey Wiegand, who has been the President and sole Director of Home Treasure Finders, Inc. since its founding, has resigned from these positions. He plans to focus his business career in the real estate industry. Gary C. Evans, current Chairman and Chief Executive Officer of Energy Hunter, has taken the helm of the combined entity as Chairman of the Board of Directors and Chief Executive Officer. Mr. Evans will begin immediate execution on all pending and planned initiatives.

Mr. Evans commented, “Today’s announcement solidifies our long anticipated transition to becoming a pure-play, publicly-traded U.S. Hemp company. In addition to Generation Hemp’s Denver, Colorado-based real estate asset under lease to a hemp seed company, our newly combined

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company will seek to explore various acquisition opportunities throughout the seed-to-sale value chain within the hemp industry. We believe that the new management team’s extensive acquisitive history, capital markets experience, combined with its knowledge within this exciting sector, provide us with key competitive advantages for the consolidation opportunities we see ahead. At the same time, we will pursue an eventual uplist to the NASDAQ Capital Markets Exchange which will further position us as one of the few pure-play, publicly-traded U.S. Hemp companies on a major U.S. stock exchange.”

Evans continued, “In conjunction with the divestiture of our existing oil and gas assets, which we anticipate to be finalized during fiscal 2020, the Company will begin execution on hemp sector acquisitions that have been thoroughly vetted over the past several months. Our shareholders should be clear that we have no plans to participate in any form within the marijuana sector. We believe that opportunities in the hemp sector are plentiful and that the benefits associated with cannabinoids have the potential to revolutionize entire industries, including, but not limited to, nutrition, wellness, sleep, food, healthcare and beauty. Projected growth of CBD sales in the U.S. are estimated to grow to over $2.7 billion in 2020 and to more than $8 billion by 2025.”

“While many people are becoming familiar with the benefits associated with CBD, CBG, CBN and other cannabinoids, we also see significant opportunities and upside potential in the industrial hemp sector. Industrial hemp applications have already begun in some of our country’s largest industries including, lumber, textiles, plastics, automotive, home-building/installation and more. As mentioned, the Company is exploring a number of shareholder-friendly acquisition opportunities throughout the industrial and non-industrial hemp value chain.”

Corey Wiegand, founder and outgoing President of Home Treasure Finder’s Inc., added, “When I founded Home Treasure Finders in 2008 I had a vision to build a successful real estate company. This vision took us down many paths, from multi-family projects, to single family home transactions to commercial real estate ventures. But regardless of the project, the endeavor was always a labor of love. Therefore, while my decision to merge Home Treasure Finders with Energy Hunter Resources, soon to be renamed Generation Hemp, Inc., was not an easy one, I believe that it is in the best interest of our shareholders. I thank all of our clients and shareholders for their support over the years and look forward to watching the combined company grow and prosper.”

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Transaction Highlights

•	Home Treasure Finders, Inc. completes previously announced stock for stock transaction with Energy Hunter Resources, Inc.
•	The transferring Energy Hunter Resources’ shareholders now control 88% of the voting securities of HMTF on a fully-diluted, as-converted basis.
•	The transferring Energy Hunter Resources’ shareholders will receive a share of HMTF full voting Series A Convertible Preferred Stock for each share of Energy Hunter common stock they own, convertible into 15.7 shares of HMTF’s common stock. The Series A Convertible Preferred votes on an as-converted basis.
•	HMTF has affected a corporate name change to Generation Hemp, Inc.
•	Generation Hemp, Inc., subsequent to divesting all of its oil and gas properties, which is anticipated to take place in fiscal 2020, plans to operate as a pure-play, Hemp-only company.
•	Corey Wiegand, President of Home Treasure Finders, Inc., has resigned as President and sole Director of the Company to focus his ongoing endeavors in the real estate industry.
•	Gary C. Evans, Chairman and Chief Executive Officer of Energy Hunter Resources, has taken over those roles at Generation Hemp, Inc. as of the closing.

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Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates”,” projects”, “forecasts”, “proposes”, “should”, “likely” or similar expressions, indicates a forward-looking statement. These statements and all the projections in this press release are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. The identification in this press release of factors that may affect the company’s future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive.

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